Exhibit 99.1

Acadia Realty Trust Reports Third Quarter 2012 Operating Results

WHITE PLAINS, N.Y. -- (BUSINESS WIRE) -- October 23, 2012 -- Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended September 30, 2012. All per share amounts are on a fully diluted basis.

Third Quarter 2012 Highlights

Earnings

•	Funds from operations (“FFO”) of $0.27 per share for third quarter 2012

•	Earnings per share (“EPS”) from continuing operations of $0.13 for third quarter 2012

Core Portfolio – Substantial Acquisition Pipeline and Strong Portfolio Performance

•	During and subsequent to the third quarter, closed on the acquisitions of properties located in Manhattan (SoHo) and Bloomfield, New Jersey for an aggregate purchase price of $24.0 million

•	Currently under contract to purchase properties for an aggregate $175.3 million

•	Same store net operating income (“NOI”) for the third quarter up 6.2% compared to 2011; excluding the impact of re-anchoring activities, same store NOI increased 3.2%

•	September 30, 2012 physical portfolio occupancy of 92.9%; including leased space not yet open, leased occupancy was 94.8%

Opportunity Funds – Fund IV Closed; Fund III Completes Acquisition Phase and Continues to Monetize Assets

•	During the quarter, completed the final closing for Fund IV for a total of $540.6 million of total equity commitments

•
Fund III closed on its final three investments located in Washington D.C. (Georgetown), Westchester County (Mohegan Lake), New York and Glen Burnie, Maryland for an aggregate purchase price of $31.6 million

•	Fund III sold 125 Main Street located in Westport, Connecticut for $33.5 million

Balance Sheet – Match-Funding Core and Fund Acquisitions

•	Renewed the Company’s at-the-market (“ATM”) equity program providing for up to $125.0 million in Common Share issuance

•	Raised $34.1 million of net proceeds under the ATM during third quarter 2012 to fund acquisitions

•	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.2x at September 30, 2012; 5.1x including pro-rata share of Opportunity Funds

•	Combined Net Debt to Total Market Capitalization of 25% at September 30, 2012

Third Quarter 2012 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended September 30, 2012 were $12.7 million and $6.3 million, respectively, as compared to $8.9 million and $3.8 million, respectively, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, FFO and Net Income from Continuing Operations were $34.2 million and $16.7 million, respectively, compared to $32.1 million and $16.1 million, respectively, for the nine months ended September 30, 2011.

Earnings for the quarters and nine months ended September 30, 2012 and 2011, on a per share basis, were as follows:

	Quarters ended September 30,			Nine Months ended September 30,
	2012	2011	Variance	2012	2011	Variance
FFO per share	$0.27	$0.22	$0.05	$0.75	$0.78	$(0.03)
EPS from continuing operations	$0.13	$0.09	$0.04	$0.37	$0.40	$(0.03)
EPS from discontinued operations	$0.03	$0.01	$0.02	$0.04	$0.68	$(0.64)
EPS	$0.16	$0.10	$0.06	$0.41	$1.08	$(0.67)

The following significant items contributed to the above variances in EPS from continuing operations:

	Variance
	2012 v. 2011
	Quarter	Nine Months
Income from 2011/2012 acquisitions and redevelopment projects	$$0.02	$0.06
2012 acquisition costs	--	(0.02)
2011 distributions from RCP ventures, net of taxes	(0.01)	(0.01)
2011 additional mortgage interest income	--	(0.10)
2011 additional interest and finance expense	0.02	0.08
2011 loss (gain) on extinguishment of debt	0.01	(0.03)
Other items, net	--	(0.01)
Total variance	$$0.04	$(0.03)

EPS from discontinued operations of $0.68 for the nine months ended September 30, 2011 was primarily attributable to a $0.8 million gain, net of noncontrolling interests’ share, on the sale of a Fund II leasehold interest at the Oakbrook Center during the first quarter 2011 and a $28.6 million gain from the sale of the Ledgewood Mall during the second quarter 2011.

Core Portfolio – $24.0 Million of Acquisitions Completed During the Quarter; $175.3 Million Currently under Contract to Purchase

Acadia’s core portfolio is comprised of properties that are owned in whole or in part by Acadia outside of its opportunity funds (the “Funds”).

Acquisition Activity – Investing in Urban/Street Retail and High-Density Markets

Year-to-date, Acadia has acquired a total of eleven properties for $135.2 million, including the following two properties aggregating $24.0 million:

•
New York (SoHo) – As previously announced, Acadia acquired 83 Spring Street, a 4,800 square foot single-tenant (Paper Source), net-leased property, for $11.5 million during July 2012. The property is located directly off Broadway in SoHo, one of the premier retail submarkets in New York City.

•
Bloomfield, New Jersey – Subsequent to the third quarter, the Company acquired a 129,000 square foot stand-alone Home Depot located in Bloomfield, New Jersey for $12.5 million. Situated in Northern New Jersey, the property is supported by a population in excess of 300,000 within three miles of the property.

In addition to these acquisitions, Acadia has entered into contracts to purchase properties in locations including Chicago and Washington D.C. for an aggregate purchase price of $175.3 million. The majority of these potential transactions are still under due diligence review by the Company. Furthermore, the closings of these transactions currently under contract are subject to customary closing conditions and, in certain instances, lender’s approval for the assumption of first mortgage debt. As such, no assurance can be given that the Company will successfully complete these transactions.

Core Portfolio Anchor Recycling

As previously announced during 2011, Acadia commenced the re-anchoring of the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarkets located in the New York City metropolitan area (collectively, the “Re-anchoring Activities”). Earlier in the year, the Company completed the Bloomfield Hills re-anchoring with Dick’s Sporting Goods, Ulta and Five Below now open and operating. Subsequent to the third quarter, LA Fitness opened for business in 45,000 square feet at the Branch Plaza, replacing the majority of space previously occupied by one of the above-mentioned A&P supermarkets.

Occupancy and Same-Store NOI

At September 30, 2012, Acadia’s core portfolio physical occupancy was 92.9%, up 30 basis points from second quarter 2012. Including space currently leased but not yet occupied, the core portfolio is 94.8% leased.

Core portfolio same-store NOI increased 6.2% for the third quarter 2012 over third quarter 2011. Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 3.2% within the balance of the portfolio for third quarter 2012 compared to 2011.

Rent Spreads on New and Renewal Leases

Year-to-date through September 30, 2012, the Company realized an increase in average rents of 7.6% in its core portfolio on 229,000 square feet of executed new and renewal leases. Excluding the effect of the straight-lining of rents, the Company experienced a decrease of 0.4% in average rents in its core portfolio.

Opportunity Funds – Completed Fund IV Closing; Fund III Completes Acquisition Phase and Continues to Monetize Assets

Fund IV

As previously announced, during the third quarter, Acadia completed the final closing of Acadia Strategic Opportunity Fund IV LLC (“Fund IV”), which has received total capital commitments of $540.6 million since its initial closing on May 16, 2012. Acadia’s share of this capital commitment is $125.0 million (23%). This is the fourth in a series of institutional funds dedicated to making opportunistic and value-add investments in retail real estate. With leverage, Fund IV has up to $1.5 billion of buying power.

Fund III Acquisitions

During August 2012, Fund III closed on its final three investments for an aggregate purchase price of $31.6 million as follows:

•
Washington D.C. (Georgetown) – Fund III acquired 3104 M Street for a purchase price of $3.0 million. The 4,900 square foot, single-tenant, street retail property is located in the Georgetown neighborhood of Washington D.C. between 31st Street and Wisconsin Avenue. Acadia plans to redevelop the four-level building to include a high-end retail tenant on at least three levels.

•
Westchester County (Mohegan Lake), New York – The fund also acquired a parcel of land situated on Route 6 in Mohegan Lake, New York for $11.0 million. The site is located directly across the street from the fund’s Cortlandt Town Center which draws shoppers from beyond a fifteen-mile radius and faces limited competition. The plan for the new site is to build a 150,000 square foot shopping center.

•
Glen Burnie, Maryland – Fund III, together with an unaffiliated joint venture partner, purchased the Arundel Plaza, a 256,000 square foot shopping center anchored by a Lowe’s and Giant supermarket for $17.6 million.

Fund III Dispositions

During the quarter, Fund III sold 125 Main Street, located in Westport, Connecticut, for $33.5 million, resulting in a gain of $5.9 million. As part of the redevelopment of this building, Acadia installed The Gap in three levels of the building (two of which were former office space), consolidating three of their Gap-branded concepts previously located at three separate sites on Main Street.

Other Fund Activity – Additional Pre-Leasing at Fund II’s City Point Project

As previously announced, during May 2012, Fund II executed a lease with Century 21 for a 124,000 square foot department store at City Point in its Phase II which is currently under construction. During the current quarter, Fund II continued its pre-leasing at the project with the signing of a lease with Armani Exchange for 6,500 square feet. The store is expected to open in Phase I of the development during November 2012.

Balance Sheet – Match-Funding Core and Fund Acquisitions; Maintaining Appropriate Leverage

During August 2012, the Company renewed its ATM equity program with an additional aggregate offering amount of up to $125.0 million of its Common Shares. To date, Acadia has used the net proceeds of these offerings primarily to fund the core and its share of the Fund acquisition activities as discussed above. During the quarter, the Company issued 1.4 million Common Shares, which generated net proceeds of $34.1 million.

Acadia continues to maintain a secure balance sheet with available liquidity and low leverage as evidenced by the following as of September 30, 2012:

•	The Company had total liquidity of $122.0 million, including $57.5 million of cash on hand and $64.5 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

•	Core portfolio Net Debt to EBITDA ratio of 4.2x

•	Including the Company’s Core portfolio debt and pro-rata share of the Company’s Fund debt (“Combined”), a Net Debt to EBITDA ratio of 5.1x

•	Combined Net Debt to Total Market Capitalization of 25%

•	Core portfolio fixed-charge coverage ratio of 3.4 to 1

•	Combined fixed-charge coverage ratio, including the core portfolio and the Company’s pro- rata share of the Funds, was 3.2 to 1

Outlook - Earnings Guidance for 2012

The Company reaffirms its previously announced 2012 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2012 annual FFO will range from $1.00 to $1.05 per share and 2012 EPS from $0.54 to $0.60 per share.

Management Comments

“Our third quarter and year-to-date results and activities reflect our team’s continued focus on long-term value creation across our complementary, dual platforms,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Consistent with plan, we enhanced our core portfolio through both our successful re-anchoring projects and the selective addition of high-quality properties. With respect to our fund platform, we completed Fund III’s investment phase and positioned the company to deliver strong external growth by completing Fund IV’s final closing. This was another productive quarter, during which we laid important groundwork for future value creation.”

Investor Conference Call

Management will conduct a conference call on Wednesday, October 24, 2012 at 12:00 PM EDT to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “33506594” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “33506594#”. The phone replay will be available through Wednesday, October 31, 2012.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and its opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2012 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2012	2011	2012	2011

Minimum rents	$34,970	$28,012	$96,889	$81,455
Percentage rents	58	63	348	286
Mortgage interest income	1,866	1,585	5,996	9,493
Expense reimbursements	6,007	5,291	17,973	16,049
Other property income	950	666	2,370	1,849
Management fee income	290	252	1,166	1,169
Total revenues	44,141	35,869	124,742	110,301
Operating expenses
Property operating	8,325	6,965	24,391	21,553
Real estate taxes	5,861	4,900	15,903	13,683
General and administrative	7,004	5,758	18,154	17,149
Depreciation and amortization	10,365	8,183	29,326	23,960
Total operating expenses	31,555	25,806	87,774	76,345

Operating income	12,586	10,063	36,968	33,956

Equity in (loss) earnings of unconsolidated affiliates	(2,538)	3,110	1,997	3,025
Other interest income	55	105	131	219
Interest expense and other finance costs	(9,563)	(9,692)	(26,675)	(27,450)
(Loss) gain on extinguishment of debt	--	(303)	--	1,268
Income from continuing operations before
Income taxes	540	3,283	12,421	11,018
Income tax (benefit) provision	(97)	(488)	1,137	(4)
Income from continuing operations	637	3,771	11,284	11,022

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011
Discontinued operations:
Operating income from discontinued operations	101	876	783	2,745
Impairment of asset	--	--	--	(6,925)
Gain on sale of property	5,917	--	8,585	32,498
Income from discontinued operations	6,018	876	9,368	28,318
Net income	6,655	4,647	20,652	39,340
Loss (income) attributable to noncontrolling interests:
Continuing operations	5,628	(2)	5,381	5,035
Discontinued operations	(4,702)	(634)	(7,604)	(707)
Net loss (income) attributable to noncontrolling
interests	926	(636)	(2,223)	4,328

Net income attributable to Common Shareholders	$7,581	$4,011	$18,429	$43,668

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$6,265	$3,769	$16,665	$16,057
Income from discontinued operations attributable to
Common Shareholders	1,316	242	1,764	27,611
Net income attributable to Common Shareholders	$7,581	$4,011	$18,429	$43,668

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing
operations	$0.13	$0.09	$0.37	$0.40
Net income per Common Share – Discontinued
operations	0.03	0.01	0.04	0.68
Net income per Common Share	$0.16	$0.10	$0.41	$1.08
Weighted average Common Shares	46,338	40,340	44,447	40,330
Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing	$0.13	$0.09	$0.37	$0.40
operations
Net income per Common Share – Discontinued
operations	0.03	0.01	0.04	0.68
Net income per Common Share	$0.16	$0.10	$0.41	$1.08
Weighted average Common Shares	46,773	40,629	44,871	40,622

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income attributable to Common Shareholders	$7,581	$4,011	$18,429	$43,668

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	5,827	4,527	16,308	13,582
Unconsolidated affiliates	374	338	1,155	1,071
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(1,178)	--	(1,391)	(29,360)
Unconsolidated affiliates	--	--	(609)	--
Impairment of asset 5	--	--	--	2,616
Income attributable to noncontrolling interests’ in
Operating Partnership	105	59	269	536
Distributions – Preferred OP Units	4	5	14	14
Funds from operations	$12,713	$8,940	$34,175	$32,127
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	47,410	41,147	45,513	41,099
Funds from operations, per share	$0.27	$0.22	$0.75	$0.78

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Nine Months ended September 30, 2012 and 2011 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating income	$12,586	$10,063	$36,968	$33,956

Add back:
General and administrative	7,004	5,758	18,154	17,149
Depreciation and amortization	10,365	8,183	29,326	23,960

Less:
Management fee income	(290)	(252)	(1,166)	(1,169)
Mortgage interest income	(1,866)	(1,585)	(5,996)	(9,493)
Straight line rent and other adjustments	(3,136)	(1,510)	(8,144)	(6,180)

Consolidated NOI	24,663	20,657	69,142	58,223

Noncontrolling interest in NOI	(8,304)	(6,611)	(20,919)	(17,561)
Pro-rata share of NOI	16,359	14,046	48,223	40,662
Operating Partnerships’ interest in Opportunity Funds	(2,828)	(2,805)	(8,932)	(7,544)
NOI – Core Portfolio	$13,531	$11,241	$39,291	$33,118

SELECTED BALANCE SHEET INFORMATION
	As of
	September 30, 2012	December 31, 2011
	(dollars in thousands)

Cash and cash equivalents	$85,297	$89,812
Rental property, at cost	1,473,510	1,216,278
Total assets	1,899,583	1,653,319
Notes payable	872,173	768,080
Total liabilities	970,964	884,010

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Nine Months ended September 30, 2012 and 2011
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 612 and 493 OP Units into Common Shares for the quarters ended September 30, 2012 and 2011, respectively and 617 and 477 OP Units into Common Shares for the nine months ended September 30, 2012 and 2011, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and nine months ended September 30, 2012 and 2011. In addition, diluted FFO also includes the effect of 435 and 289 employee share options, restricted share units and LTIP units for the quarters ended September 30, 2012 and 2011, respectively and 424 and 267 employee share options, restricted share units and LTIP units for the nine months ended September 30, 2012 and 2011, respectively.

5 Reflects the exclusion of an impairment of depreciable real estate that was previously included in FFO for the nine months ended September 30, 2011.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100